Exhibit 99.1

ARX517, Ambrx’s Proprietary Anti-PSMA ADC, Shows Encouraging Single-Agent Safety and Efficacy Data in Patients with Advanced Prostate Cancer

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First clinical data from ongoing Phase 1 dose escalation trial (APEX-01) shows a prostate-specific antigen (PSA) decrease of > 50% reduction in PSA levels from baseline in 3 of 3 patients with metastatic prostate cancer receiving ARX517 at 2.0 mg/kg (Cohort 6)

•	2 of 3 patients in Cohort 6 experienced a greater than 90% reduction in PSA levels

•	No drug-related severe adverse events (SAEs) or dose limiting toxicities (DLTs) have been observed

•	These data provide early evidence of proof of concept for single-agent ARX517 as an ADC treatment for advanced prostate cancer

SAN DIEGO, February 16, 2023 – Ambrx Biopharma Inc., or Ambrx, (NYSE: AMAM) today announced encouraging initial data from its ongoing Phase 1 trial (APEX-01 (NCT04662580)) investigating ARX517, Ambrx’s proprietary anti-PSMA ADC, in prostate cancer patients. APEX-01 is a Phase 1, first-in-human, open label dose escalation and dose expansion trial enrolling patients with advanced prostate cancer whose tumors have progressed on at least two prior FDA-approved treatments. APEX-01 is the only ongoing clinical trial in the United States targeting PSMA with an ADC. APEX-01 opened for enrollment July 2021 and this is the first data being reported in the study.

In the Phase 1 dose-escalation portion of the study, ascending dose levels of ARX517 is administered as a single agent every 3 weeks. The primary endpoints are safety, tolerability and pharmacokinetics. The key secondary endpoint is objective decline of prostate-specific antigen (PSA) from baseline and/or tumor shrinkage. PSA is a protein produced by the prostate gland and is commonly used as a biomarker to diagnose and follow prostate cancer. A ≥ 50% reduction in PSA levels from baseline is considered clinically relevant and has been shown to correlate with improved overall survival in prostate cancer.

To date, 22 prostate cancer patients have been dosed across 7 dose level Cohorts starting from 0.32 mg/kg to 2.4 mg/kg. A minimum of 3 patients were enrolled at each Cohort. The dose limiting toxicity (DLT) period is 21 days.

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Of 22 patients evaluable for safety, no drug-related severe adverse events (SAEs) or grade ≥3 treatment-related AEs have been observed. ARX517 was well-tolerated with grade 1 or 2 treatment-related adverse events being reported. The maximum tolerated dose (MTD) has not yet been reached.

•	PSA reductions of > 30% have been observed in Cohorts 2-5, beginning at the second to lowest dose, 0.64 mg/kg.

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In Cohort 6 (2.0 mg/kg dose), 3 of 3 (100%) patients experienced a greater than 50% reduction in PSA levels. 2 of 3 patients experienced a greater than 90% reduction of PSA levels. One of three patients had soft tissue measurable disease and experienced a RECIST v1.1 partial response at the first on-treatment scan.

•	Three patients have been dosed in Cohort 7 with no DLTs.

“The preliminary data from patients with prostate cancer are highly encouraging,” said Dr. Michael Schweizer, MD, an Investigator on APEX-01 and Associate Professor Division of Medical Oncology, Fred Hutchinson Cancer Research Center. “Seeing a greater than 50% reduction in PSA levels in three of three patients at the 2.0 mg/kg dose level in this patient population is impressive, and ARX517 appears to be well tolerated so far. I am very optimistic for its future development. We look forward to more data from APEX-01, as the dose escalation continues in this difficult-to-treat patient population.”

The Safety Monitoring Committee (SMC) meeting to discuss the next dose Cohort is scheduled for the end of February 2023. Not all patients have undergone or completed tumor assessments and the data are not yet final.

Ambrx plans to report further information regarding ARX517 and the APEX-01 study at its upcoming Analyst and Investor Day scheduled for February 24, 2023. Additional data are planned for presentation at an upcoming medical meeting.

“While recent advances have considerably reduced the number of men who die from prostate cancer, it remains the second-most common form of death from cancer in the United States. Approximately 1 man in 41 will die of prostate cancer. Thus, there remains an urgent need for better treatments, in particular for men with advanced prostate cancer,” said Daniel J. O’Connor, CEO of Ambrx. “We are very pleased to see a significant reduction of greater than 50% in PSA levels in the first three patients at 2.0 mg/kg, two of which went on to see a greater than 90% PSA level reduction, without any serious drug-related adverse events.”

ARX517 is an antibody-drug conjugate composed of a fully humanized anti-PSMA mAb linked to AS269, a Ambrx proprietary potent microtubule inhibitor. ARX517 targets the prostate-specific membrane antigen (PSMA). PSMA is highly expressed (>89%) in Metastatic castration-resistant prostate cancer (mCRPC) and has been shown to be a validated therapeutic target.

Upon binding to PSMA on the surface of cancer cells, ARX517 is internalized and pAF-AS269, its cancer cell killing payload, is released following lysosomal metabolism. ARX517’s site-specific linkage, stable conjugation chemistry, and non-cleavable linker exhibit a homogenous drug-antibody-ratio, mAb-like biophysical properties, and exceptional stability. Therefore, we believe ARX517 can promote highly specific tumor cell killing with minimal off-target toxicity.

ARX517 has the potential to be a first- and best-in-class anti-PSMA ADC addressing the high unmet medical need in mCRPC.

About Ambrx Biopharma Inc.

Ambrx is a clinical stage biopharmaceutical company using an expanded genetic code technology platform to discover and develop Engineered Precision Biologics. These include next generation antibody drug conjugates (ADCs) and other engineered therapies to modulate the immune system. Ambrx is advancing a focused portfolio of clinical and preclinical programs designed to optimize efficacy and safety in multiple cancer indications, including ARX517, its proprietary antibody-drug conjugates (ADC) targeting the prostate-specific membrane antigen (PSMA) and ARX788, its proprietary ADC targeting HER2. In addition, Ambrx has preclinical and clinical collaborations with multiple partners on drug candidates generated using Ambrx technology. Ambrx spun out of The Scripps Research Institute in 2003 and has several other product candidates involving ADCs and other aspects of Ambrx’s protein engineering technology. For more information, please visit www.ambrx.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements may be identified by the words “intend,” “plan,” and similar expressions, and include, without limitation, express or implied statements regarding Ambrx’s beliefs and expectations regarding the potential benefits of ARX517, clinical development and strategic plans for ARX517 and the timing of trial and data updates and milestones related to ARX517. Forward-looking statements are based on Ambrx’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, those risks and uncertainties associated with: the continuing impact of the COVID-19 pandemic and other public health-related risks and events on Ambrx’s business, operations, strategy, goals and anticipated milestones; Ambrx’s ability to execute on its strategy including with respect to the timing of its R&D efforts, initiation of clinical trials and other anticipated milestones; risks associated with development of novel therapeutics, including potential delays in clinical trials and regulatory submissions and the fact that future clinical trial results/data may not be consistent with initial or preliminary results/data or results/data from prior preclinical studies or clinical trials; Ambrx’s ability to fund operations as anticipated; and the additional risks and uncertainties set forth more fully under the caption “Risk Factors” in Ambrx’s Annual Report on Form 20-F filed with the SEC on April 26, 2022, and elsewhere in Ambrx’s filings and reports with the SEC. Forward-looking statements contained in this press release are made as of this date, and Ambrx undertakes no duty to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Contacts

INVESTORS

Mike Moyer

LifeSci Advisors

617-308-4306

mmoyer@lifesciadvisors.com

MEDIA

Mike Tattory

Account Supervisor

LifeSci Communications

media@ambrx.com

Source: Ambrx Biopharma, Inc.

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